CONSENT OF INDEPENDENT AUDITORS



We consent to incorporation by reference in the

registration statement on Form S-8 of The Clorox Company

of our  report dated June 4, 1998, relating to the statements of net assets available for plan benefits of the Savings Plan for Employees of First Brands Corporation and Participating

Subsidiaries as of December 31, 1997 and 1996 and the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental schedules of investments as of December 31, 1997 and 5% reportable

transactions for the year ended December 31, 1997, which report appears in the December 31, 1997 annual report of the Savings

Plan for Employees of First Brands Corporation and Participating

Subsidiaries on Form 11-K.





 /s/ KPMG LLP



New York, New York

September 7, 1999